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                                                                    Exhibit 10.1

August 5, 2002



Mr. David D. Hood
2300 Windsor Road
Austin, Texas 78703

Re:      Employment With NetSolve, Incorporated

Dear David:

On behalf of the entire Board of Directors of NetSolve, Incorporated (the "Company" or "NetSolve"), I am pleased to present our offer to you to become NetSolve's new President and Chief Executive Officer, and a member of the NetSolve Board of Directors.

We at NetSolve have all enjoyed getting to know you and we look forward to welcoming you and Kim to NetSolve. We believe that you are well qualified to help lead NetSolve to continued growth and success. We also believe, as I know you do, that becoming President and CEO of NetSolve is an outstanding and timely opportunity for you to capitalize upon your talents and experience, and for you to continue to attain your personal goals.

We have given careful thought to compensation arrangements that would be appropriate for your professional stature and to NetSolve precedents and policies. Accordingly, below is a description of the terms of our offer of employment to you.

1. Position and Duties: Your title will be President and Chief Executive Officer. In this capacity, you will have ultimate responsibility for all strategic, operational, and financial aspects of running the Company, as well as all duties customary to such position and such duties as may be assigned to you by the Board, and you will be held accountable for delivering the results expected by the Board and the Company's stockholders. In addition, the Board will cause you to be elected as a member of the Company's Board of Directors as soon as practical after your commencement of employment. The precise timing of your commencement of employment with the Company and your formal assumption of the role of President and Chief Executive Officer will be based on a transition plan developed jointly by you and the Company's current President and Chief Executive Officer, Mr. Craig Tysdal. Such transition plan will include an appropriate timeframe for your succession to your offices with the Company and

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          Mr. Tysdal's resignation, as well as an appropriate communication strategy (both internally and externally) for this transition.

2. Base Salary: Your initial base salary will be $22,916.67 per month ($275,000.00 on an annualized basis), less standard payroll taxes and withholding. Payment of your base salary will be in accordance with the Company's normal payroll practice.

3. Signing Bonus: You will receive a one-time signing bonus of $50,000.00 to be paid within 30 days of the date of your commencement of employment with NetSolve.

4. Annual Incentive Target Award: You will be eligible for an annual incentive target award for each fiscal year based on certain mutually agreed upon performance standards and criteria which will be established as soon as reasonably practical following your commencement of employment with NetSolve. The award level amount will be structured so that at plan the award will be $200,000.00. This award will be payable to you after the completion of the Company's fiscal year in accordance with NetSolve's annual incentive program. You must be employed by the Company on the date the award is payable to be eligible to receive such award. For fiscal year 2003, the award will be prorated based on your start date, and the amount paid will be reduced by the signing bonus paid according to paragraph 3 above.

5. Stock Options: Upon commencement of your employment with the Company, you will be granted an option to purchase 350,000 shares of NetSolve common stock under and subject to the provisions of the NetSolve Long-Term Incentive Compensation Plan ("LTICP"). The exercise price for such option will be the closing price of the Company's common stock on the first day of your employment. The precise terms of this grant will be set forth in an Option Agreement in the standard form under the LTICP.

6. Change of Control: The Company will agree to enter into an Employment and Change of Control Agreement ("Agreement") with you to provide certain compensation and benefits in the event your employment is terminated under certain circumstances following a change of control of NetSolve. This Agreement is currently being developed and will be provided to you upon final approval by the Board of Directors.

7. Compensation Review: Your base salary, annual incentive target award and stock option position will be reviewed annually by the Board, prior to the completion of NetSolve's fiscal year.

8. Other Benefits: As a NetSolve employee, you will be eligible to participate in NetSolve's various benefit plans, such as medical, disability, life insurance, and

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          401(k) plans, which are now in effect, or as they may be changed or amended in the future.

9. At-Will Employment: Your employment with NetSolve will be "at-will," meaning that either you or the Company can terminate your employment at any time and for any reason, or no reason at all.

10. Severance: Notwithstanding Paragraph 9, if during the first 12 months of your employment with NetSolve, your employment is terminated by NetSolve other than for "cause," you shall be entitled to a severance payment equal to 12 times your monthly base salary then in effect. For the purposes of this Paragraph 10, termination of employment shall be for "cause" if, in the reasonable opinion of a majority of NetSolve's Directors: you breach or neglect the duties which you are required to perform, or violate your fiduciary duties to NetSolve or its stockholders; commit any material act of dishonesty, fraud, misrepresentation, or other act of moral turpitude; are guilty of gross carelessness or misconduct; fail to obey the lawful direction of NetSolve's Board of Directors; or act in any way that results in direct, substantial and adverse effect on NetSolve's reputation. Notwithstanding the above, if there is a change of control of NetSolve that results in termination of your employment other than for "cause" within the first 12 months of your employment with NetSolve, the definition of "cause" as set forth in the Agreement (referenced in Paragraph 6) will govern and the definition of "cause" provided in this Paragraph 10 will not apply.

Until the transition plan, discussed above, for your succession to your position with NetSolve has been finalized and implemented, you agree to keep this offer of employment, and all terms relating hereto, strictly confidential and to make any disclosures only in accordance with such transition plan.

In accordance with U. S. law, this offer of employment, including all terms relating thereto, is conditioned upon satisfactory proof of U.S. citizenship or other eligibility for employment, as required by the Immigration Reform and Control Act of 1986. This offer is also conditioned upon your execution of a NetSolve Proprietary Information and Inventions Agreement.

David, we all look forward to your prompt acceptance of our offer, and to your joining NetSolve full-time as soon as possible in accordance with the transition plan. To signify your acceptance, please sign and return this letter to me no later than 5:00 p.m. (Pacific Time) on August 9, 2002, after which time this offer will expire. By signing below, you certify that you are able to perform the duties and responsibilities of your position.

May I again express that we look forward to welcoming you and Kim to NetSolve and working with you.

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                                                     Sincerely,


                                                     /s/ J. Michael Gullard
                                                     J. Michael Gullard
                                                     Chairman of the Board
                                                     of Directors

AGREED AND ACCEPTED:


/s/ David D. Hood
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David D. Hood

8/5/02
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Date

Enclosure:  Second signature copy of this letter